Resources Connection, Inc.’s Donald B. Murray Resigns as Chairman of the Board

A. Robert Pisano Appointed as Interim Chairman
David White Appointed as Lead Independent Director

IRVINE, California, July 30, 2024 - Resources Connection, Inc. (Nasdaq: RGP) (the “Company” or “RGP”), a global consulting firm, today announced that Donald B. Murray has resigned as Chairman and a director of the Board of Directors (the “Board”) of the Company, effective July 26, 2024.

Mr. Murray founded the Company in 1996, as a venture-backed operating entity within a Big Four accounting firm. He led a management buyout of the Company in 1999, with the private equity firm, Evercore Partners, before leading the Company’s IPO in 2000. During his approximately 28-year tenure with the Company, Mr. Murray served in many critical roles, including as the Company’s Chairman since 1999, as the Company’s Managing Director and then CEO for more than 15 years, and as Executive Chairman of the Board for over two years. In connection with his resignation from the Board, Mr. Murray conveyed his appreciation for his time spent with the Company and wishes it much success.

Upon Mr. Murray’s resignation, the Board appointed A. Robert Pisano to serve as interim Chairman of the Board. Mr. Pisano has served as a director of the Board since 2002 and as Lead Independent Director since 2004. David White has been appointed to succeed Mr. Pisano as the Lead Independent Director of the Board.

Mr. Pisano said: “We are grateful for all of Don’s many contributions to the Company since its inception, including his vision, his keen understanding of the professional services industry, his strategic insights and his passion for helping clients solve their business issues. We wish our founder and friend the best of everything in the future.”

About RGP

Recently named among Forbes’ America’s Best Management Consulting Firms for 2024, RGP is a global consulting firm focused on delivering consulting execution services that power clients’ operational needs and change initiatives utilizing a combination of bench and on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, employees’, and partners’ success.

We attract top-caliber professionals with in-demand skill sets who seek a workplace environment characterized by choice and control, collaboration and human connection. The trends in today’s marketplace favor flexibility and agility as businesses confront transformation pressures and skilled labor shortages even in the face of protracted economic uncertainty. Our client engagement and talent delivery model offer speed and agility, strongly positioning us to help our clients transform their businesses and workplaces. Our model is especially relevant at a time where cost reduction initiatives drive an enhanced reliance on a flexible workforce to execute transformational projects.

With approximately 3,400 professionals, we annually engage with 1,800 clients around the world from 38 physical practice offices and multiple virtual offices. We are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served 88% of the Fortune 100 as of May 2024.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com